Contact: Vito S. Pantilione
                                                             President and CEO
                                                             Parke Bancorp, Inc.
                                                             (856) 856-2500

                              FOR IMMEDIATE RELEASE
                              ---------------------

               PARKE BANK COMPLETES BANK HOLDING COMPANY FORMATION

Washington Township, New Jersey - June 1, 2005 - Parke Bancorp, Inc. (Nasdaq "PKBK"), announced today that Parke Bank's formation of a bank holding company has been completed, effective June 1, 2005. Parke Bank is now a wholly-owned subsidiary of Parke Bancorp, Inc., a newly-formed New Jersey corporation. The bank holding company formation was previously approved by shareholders at the 2005 Annual Meeting of Shareholders held on May 10, 2005.

Each issued and outstanding share of common stock of Parke Bank was automatically, without any action on the part of shareholders, converted into one share of common stock of Parke Bancorp, Inc. Each issued and outstanding warrant of Parke Bank was also automatically converted into one warrant of Parke Bancorp, Inc.

Parke Bancorp, Inc.'s common stock is listed on the Nasdaq Stock Market under the same symbol, "PKBK," as the common stock of Parke Bank was previously traded. Parke Bancorp, Inc.'s SEC filings will be filed online and available to the public at www.sec.gov.

Parke Bank is a New Jersey-chartered commercial bank, incorporated in August 1998. It commenced operation in January 1999. The Bank maintains its principal office at 601 Delsea Drive, Washington Township, New Jersey. It also conducts business through a branch office located in Northfield, New Jersey, an additional office located in Washington Township, New Jersey and a loan production office in Philadelphia, Pennsylvania. The Bank provides full service banking to individuals and small to mid-size businesses in Gloucester, Atlantic and Cape May Counties in New Jersey as well as the Philadelphia area. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC).

This release may contain forward-looking statements. We caution such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.